Exhibit 99.1

OCZ Technology Group Raises $13 Million in Private Placement

SAN JOSE, CA— August 13, 2013—OCZ Technology Group, Inc. (Nasdaq:OCZ) (the “Company”), a leading provider of high-performance solid-state drives (SSDs) and power management solutions for computing devices and systems, today announced that it has signed definitive agreements with various institutional and accredited investors to raise gross proceeds of approximately $13 million in a private placement of Senior Secured Convertible Debentures and Warrants. The transaction is subject to customary closing conditions.

The Senior Secured Convertible Debentures are secured by a lien on all of the assets of OCZ Technology Group, Inc. and its subsidiaries, and are subordinate to the Hercules Technology Growth Capital, Inc. (“Hercules”) Loan and Security Agreement. The debentures carry a 9 percent interest rate per year, payable in cash, and will mature on the one year anniversary of the closing date. The debentures are convertible into shares of OCZ Technology common stock at a conversion price of $1.70 per share.

In connection with the offering of the debentures, warrants will also be issued at closing that provide investors the opportunity to purchase common stock equal to 75 percent of the number of shares into which the debentures will be convertible, and at a strike price of $0.75 per share. The warrants will have a 5 year term from the closing date. Both the conversion price of the debentures and the exercise price of the warrants are subject to price adjustments in relation to anti-dilution events.

“This new financing provides OCZ with additional capital to continue the transformation of our business as the Company continues to focus on delivering high performance, client and enterprise solid state storage solutions,” stated Rafael Torres, CFO of OCZ Technology.

In addition, OCZ Technology also announced that it has retained Deutsche Bank Securities Inc. as financial advisor to assist the board of directors in evaluating various strategic alternatives available to the Company.

At closing, the Company will amend its’ Loan and Security agreement with Hercules as the Company did not meet certain covenants. In connection with the amendment, all of Hercules warrants, or approximately 3.9 million warrants, will be cancelled. This loan will now be payable on June 1, 2014, and will include a loan fee of $6.5 million that will be payable at maturity of the loan and be junior to the Senior Secured Convertible Debentures. Upon the effectiveness of this amendment, Hercules waives any existing defaults. Additional details of the transaction will be filed in an 8-K and OCZ encourages investors to read the filing for a better understanding of the terms of the funding.

OCZ will be required to file a resale registration statement within 60 days following the closing that covers the resale by the purchasers of the shares issuable upon conversion of the debentures or exercise of the warrants. The debentures and warrants have not been and will not be registered under the Securities Act of 1933 or the securities laws of any state or jurisdiction. This press release does not and shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration under the securities laws of any state or jurisdiction.

About OCZ Technology Group, Inc.

Founded in 2002, San Jose, CA-based OCZ Technology Group, Inc. (OCZ) is a global leader in the design, manufacturing, and distribution of high-performance solid-state storage solutions and premium computer components. Offering a complete spectrum of solid-state drives (SSDs), OCZ provides SSDs in a variety of form factors and interfaces (i.e. PCIe, SAS and SATA) to address a wide range of client and enterprise applications. Having developed firmware and controller platforms, to virtualization and endurance extending technologies, the company delivers vertically integrated solutions enabling transformational approaches to how digital data is captured, stored, accessed, analyzed and leveraged by customers. For more information, please visit: www.ocz.com.

Forward Looking Statements

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause actual results of OCZ Technology Group, Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as “will,” “would,” “expect,” “anticipate,” “should” or other similar words and phrases often identify forward-looking statements made on behalf of OCZ. It is important to note that actual results of OCZ may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to, the risk that the process of preparing and auditing the financial statements or other subsequent events would require OCZ to make additional adjustments; the time and effort required to complete the restatement of the financial reports; the ramifications of OCZ’s potential inability to timely file required reports; including potential delisting of OCZ’s common stock on NASDAQ; the risk of litigation or governmental investigations or proceedings relating to such matters; market acceptance of OCZ’s products and OCZ’s ability to continually develop enhanced products; adverse changes both in the general macro-economic environment as well as in the industries OCZ serves, including computer manufacturing, traditional and online retailers, information storage, internet search and content providers and computer system integrators; OCZ’s ability to efficiently manage material and inventory, including integrated circuit chip costs and freight costs; OCZ’s ability to obtain sufficient NAND flash; and OCZ’s ability to generate cash from operations, secure external funding for its operations and manage its liquidity needs. Other general economic, business and financing conditions and factors are described in more detail in “Item 1A — Risk Factors” in Part I in OCZ’s Annual Report on Form 10-K filed with the SEC on May 14, 2012, and statements made in other subsequent filings. The filing is available both at www.sec.gov as well as via OCZ’s website at www.ocz.com. OCZ does not undertake to update its forward-looking statements.

All trademarks or brand names referred to herein are the property of their respective owners.

Contact:

OCZ Press

Scott Harlin

Director of Marketing Communications

(408) 440-3484

sharlin@ocztechnology.com

OCZ Investor Relations

Bonnie Mott

Senior Manager of Investor Relations

(408) 440-3428

bmott@ocztechnology.com